Exhibit 99.2
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Press Release

                  CAPITAL ALLIANCE INCOME TRUST FILES FORM 8-K
                       TO REPORT WITHDRAWAL OF AUDITING FIRM


SAN FRANCISCO - (BUSINESS WIRE) - May 27, 2005 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA-news) today announced a Form 8-K filing with the Securities and Exchange Commission, in connection with the withdrawal of its former auditors, Novogradac & Company LLP ("Novogradac"). Novogradac advised the company of its withdrawal as the company's auditor because of a decision to cease providing services to SEC registrants, as a result of the public accounting environment surrounding the SEC registrants, and the added requirements and cost imposed by the SEC, the Sarbanes-Oxley Act of 2002, and the PCAOB outweigh the benefits realized in serving CAIT, the former auditors only SEC-registered client.

Richard Wrensen, CAIT's Executive Vice President and Chief Financial Officer stated, "We know that a change in auditors raises concerns and we understand those concerns. Therefore, we want to emphasize that there are no disagreements between CAIT's management and its former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and that the process of engaging new independent auditors is actively underway.

On another matter, the Board of Directors did not reach a decision on the second quarter's Common share dividend and the May Preferred share dividend.

CAIT is a specialty residential lender, which invests in conforming and high-yielding, non-conforming residential mortgage loans on one-to-four-unit-residential properties located primarily in California and other western states. Only residential loans with a combined loan-to-value of 75% or less are retained in CAIT's portfolio of mortgage investments.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unforeseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:      Capital Alliance Income Trust Ltd., San Francisco
              Richard J. Wrensen, Executive Vice President and CFO, 415/288-9575 rwrensen@calliance.com www.calliance.com